Exhibit 99.1

Elite Pharmaceuticals Announces Strategic Marketing Alliance
with Glenmark Pharmaceuticals, Inc., USA

NORTHVALE, N.J. – May 29, 2018 – Elite Pharmaceuticals, Inc (OTCBB: ELTP) announced today the signing of a license, manufacturing, and supply agreement with Glenmark Pharmaceuticals, Inc., USA to market two Elite generic products in the United States with the option to add products in the future.

Through the agreement, Glenmark will sell and distribute the products and Elite will receive from Glenmark, manufacturing and license fees. Glenmark will have semi-exclusive marketing rights to the ANDA approved product, phendimetrazine 35 mg tablets and exclusive marketing rights to an undisclosed pain product, currently under review by the FDA with an expected approval date in the third quarter of this year. Collectively, the brand products and their generic equivalents had total annual sales of approximately $33.6 million in 2017 according to QuintilesIMS Health data.

“The alliance with Glenmark will broaden market access for Elite’s generic products,” said Nasrat Hakim, President and CEO of Elite. “We are excited about the opportunity and look forward to adding more products to the alliance and continued growth for both companies. In addition to our SequestOx™ NDA filing, Elite currently has five ANDAs under review at the FDA, including two with our partner SunGen Pharma, and eight commercial products.”

About Glenmark Pharmaceuticals, Inc., USA

Glenmark Pharmaceuticals Ltd. (GPL) is a global innovative pharmaceutical company with operations in more than 50 countries. Glenmark has a diverse pipeline with several compounds in various stages of clinical development, primarily focused in the areas of oncology, respiratory disease and dermatology. Glenmark has improved the lives of millions of patients by offering safe, affordable medications for nearly 40 years. For more information, visit www.glenmarkpharma-us.com.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which is developing a pipeline of proprietary pharmacological abuse deterrent opioid products as well as niche generic products. Elite specializes in oral sustained and controlled release drug products which have high barriers to entry. Elite owns generic products which have been licensed to TAGI Pharma, Epic Pharma, and Dr. Reddy’s Laboratories. Elite currently has eight commercial products being sold, five products filed with the FDA, additional approved products pending manufacturing site transfer and the NDA filing for SequestOx™. Elite’s pipeline products include abuse-deterrent opioids which utilize the Company’s patented proprietary technology and a once-daily opioid. These products include sustained release oral formulations of opioids for the treatment of chronic pain. These formulations are intended to address two major limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential opioid abuse. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. Learn more at www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, Elite’s ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of SequestOx™ by the FDA, and the actions the FDA require of Elite in order to obtain approval of the NDA. These forward-looking statements are not guarantees of future action or performance. These risks and other factors, including, without limitation, Elite’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com